Exhibit 99.1

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EDITED TRANSCRIPT

CASY - Q4 2013 Casey’s General Stores Earnings Conference Call

EVENT DATE/TIME: JUNE 14, 2013 / 02:30PM GMT

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JUNE 14, 2013 / 02:30PM GMT, CASY - Q4 2013 Casey’s General Stores Earnings Conference Call

CORPORATE PARTICIPANTS

Bill Walljasper Casey’s General Stores, Inc.—SVP & CFO

CONFERENCE CALL PARTICIPANTS

Irene Nattel RBC Capital Markets—Analyst

Kelly Bania BofA Merrill Lynch—Analyst

Bonnie Herzog Wells Fargo Securities—Analyst

Ben Brownlow Raymond James—Analyst

Chuck Cerankosky Northcoast Research—Analyst

John Lawrence Stephens Inc.—Analyst

Ronald Bookbinder The Benchmark Company—Analyst

Damian Witkowski Gabelli & Co.—Analyst

Fred Speece Speece Thorson Capital Group—Analyst

PRESENTATION

Operator

A very good day to you, ladies and gentlemen. Welcome to the quarter four 2013 Casey’s General Stores earnings conference call. My name is Nancy and I will be your operator for today.

At this time all participants are in listen-only mode. We will conduct a question-and-answer session towards the end of this conference. (Operator Instructions) As a reminder, this call is being recorded for replay purposes.

I would now like to turn the call over to Bill Walljasper, Chief Financial Officer. Please proceed.

Bill Walljasper—Casey’s General Stores, Inc.—SVP & CFO

Good morning. Thank you for joining us to discuss Casey’s results for fiscal year ended April 30. I am Bill Walljasper, Chief Financial Officer. Bob Myers, President and Chief Executive Officer, is also here.

Before we begin I will remind you that certain statements may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As discussed in the press release and the 2012 annual report, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements.

Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

We will take a few minutes to summarize the results of the fourth quarter, the year, and our outlook for fiscal 2014. Afterwards, we will open it up for questions about our results and outlook.

As most of you have seen, diluted earnings per share for the fourth quarter were $0.60 compared to $0.60 for the same quarter a year ago. For the year, diluted earnings per share were $2.86 compared to $3.04. As mentioned in the press release, the results in the quarter included about $3.5 million of non-cash charges related to the write-down of an unrecoverable accounts receivable balance, accelerated depreciation impairment for replacement, closed and several underperforming stores. Without these items diluted earnings per share would have been approximately $0.66.

We will go over each category to give more detail on what is driving these results.

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JUNE 14, 2013 / 02:30PM GMT, CASY - Q4 2013 Casey’s General Stores Earnings Conference Call

During the quarter we experienced a strong fuel margin environment resulting in an average margin of $0.17 per gallon. The margin benefited from the rise in the value of renewable energy credits, commonly known as [RENs] throughout the quarter. During this time we sold approximately 10.3 million RENs at an average price of $0.46. This represented about $0.013 per gallon improvement to the fuel margin in the quarter.

Casey’s has been processing RENs since 2007. Over the past three years we have sold on average about 43 million RENs each year at an average price of $0.065. Over the past three fiscal years our average fuel margin has been $0.152 per gallon and the average — the five-year average is $0.145 per gallon.

Same-store gallons sold improved each month in the quarter resulting in an increase of 1% during the period. The increase was due to continued improvement in a fuel saver program that was implemented in December in partnership with Hy-Vee, a regional grocery store chain. We currently have over half our stores involved in this program.

Same-store gallons sold for the year were comparatively flat from a year ago. For the quarter, total gallons increased 5.2% to 378.1 million. Total gallons sold for the year were up 4% to over 1.5 billion. The average retail price of fuel for fiscal 2013 was down slightly from last year to $3.41.

For the quarter, the average retail price was $3.49 per gallon compared to $3.57 in the same time period a year ago.

The gasoline category is off to a good start in fiscal 2014 with an average fuel margin in May above our annual goal of $0.15 per gallon. Same-store gallons in May were up 2.2% with an average retail fuel price of $3.64 per gallon compared to $3.46 in May a year ago.

Favorable weather a year ago in the fourth quarter allowed the Company to achieve the highest quarterly same-store sales in the past five years. Unfortunately, this year in the same period we experienced unfavorable weather, resulting in a slight decrease in same-store sales within the grocery and general merchandise category.

Total sales in the grocery and other merchandise category were up 2.9% to $340.3 million. However, we have been experiencing incremental gains throughout the quarter in most areas of this category and expect continued growth, especially in the cigarette and packaged beverage areas. The average margin in the quarter was 31.7%, down primarily due to the competitive pricing adjustments we made throughout the year.

Same-store sales for the year were up nearly 1%, while gross profit rose 4.4% to $462.7 million. Total sales for the fiscal year were $1.4 billion, up 3.9%. Same-store sales in May increased 3.2% driven by increased cigarette sales.

The prepared food and fountain category continues to perform well. Total sales were up 8.1% to $138.6 million for the quarter, while same-store sales rose 4.4%. The average margin was down 25 basis points to 60.5% from the same quarter a year ago, primarily due to higher cost of cheese partially offset by lower coffee cost.

The average cost of cheese this quarter was $1.89 per pound compared to $1.73 a year ago. Currently the cost of cheese is approximately $2 per pound.

We recently completed a forward buy of coffee locking in the cost through July of 2014. The average cost of this agreement is about $0.32 per pound below the cost we experienced during the same time period last year.

For the year, same-store sales were up 8.6% with an average margin of 61.8%. Same-store sales continued to be strong in May, up 10.3% on top of an 11.9% increase in May of last year. Approximately 2% of this increase was due to retail price adjustments implemented May 1 on several items within the category.

For the year, operating expenses increased 10.4% to $760.4 million. For the quarter, operating expenses were up 8.6% driven primarily by the increase in operational initiatives mentioned previously. Over half of the same-store expenses in the quarter were a result of stores converting to 24 hours, the major remodels, and the pizza delivery initiatives. We are optimistic about the long-term earnings growth of these initiatives.

Store-level operating expenses, or stores without any operational initiatives, were up only 2.6%. In addition to this, the results also reflect about $2.2 million in non-cash expenses related to the write-off of an unrecoverable accounts receivable balance and the impairment of several underperforming stores.

These two non-operational expenses impacted earnings per share in the quarter approximately $0.04. Without these items, operating expenses in the fourth quarter would have been up only about 7.3%.

We also incurred about $1.3 million in accelerated depreciation related to replacement store activity. This has had an additional impact of $0.02 in diluted earnings per share in the quarter.

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JUNE 14, 2013 / 02:30PM GMT, CASY - Q4 2013 Casey’s General Stores Earnings Conference Call

Credit card fees during the quarter were $21.4 million, up 6.8% from a year ago. Based on our growth plans, we expect operating expenses to increase in the low-double digits for fiscal 2014.

On the income statement total revenue in the quarter was up over 3.2% to $1.8 billion. Year-to-date total revenue was up 3.8% to $7.3 billion. The revenue lift in both periods was due to these sales increases in the categories mentioned previously offset by a lower retail fuel price compared to prior periods.

The effective tax rate this quarter was higher than the fourth quarter last year, primarily due to a decrease in federal tax credits. We expect our effective tax rate to be around 37% in fiscal 2014.

Our balance sheet continues to be strong. At April 30, cash and cash equivalents were $41.3 million. Long-term debt, net of current maturities, was $653.1 million while shareholder equity rose to $602.3 million.

We generated $286.3 million in cash flow from operations. For the fiscal year, capital expenditures were $334.8 million compared to $280.3 million a year ago in the same period. This increase was due to an increase in replacement and remodel activity from the prior year. For fiscal 2014 we expect capital expenditures to be between $313 million and $374 million.

This quarter we opened 13 new store constructions and completed five acquisitions. For the year, we opened 26 acquired stores and completed 31 new store constructions. We also replaced (inaudible) stores during the fiscal year. Our store count of the end of this quarter was 1,749 corporate stores.

As indicated in the press release we have 15 new stores and 16 replacement stores under construction. We also have 20 stores underwritten agreement to acquire, as well as 52 locations under contract for new store constructions. We are optimistic about our unit growth in fiscal 2014.

Now let me outline our performance goals for the next fiscal year. They are to increase same-store gallons sold 1.5% with an average margin of $0.15 per gallon. The increase in our goals for the same-store gallons and margin from the previous year is a reflection of the positive impact we anticipate from the fuel saver program implemented in December and the increase in value of renewable fuel credits in the marketplace.

We also plan to increase same-store grocery and other merchandise sales 5% with an average margin of [32.3%]; increased same-store prepared food and fountain sales 9% with an average margin of 62%; then build or acquire between 70 and 105 stores, which is 4% to 6% unit growth. In addition to these goals, we plan to replace 20 stores and complete 25 major remodels.

We anticipate nearly all of the 25 major remodels to be completed by the end of our second fiscal quarter. We are encouraged by the continued improvement of these stores. When you exclude the stores adversely impacted by the cigarette tax increase in Illinois, the remodeled stores are generating a low double-digit after-tax return in their second year.

The conversion of stores to a 24-hour format continues to go well. Currently about 550 of our stores are now open 24 hours. In fiscal 2014 we plan to convert another 100 stores to a 24-hour format. 50 of these will be completed during the first fiscal quarter with the remaining 50 being converted later in the fiscal year. We typically experience same-store customer count double that of our store base, resulting in a 20% to 30% lift in inside sales from a store converted to this format.

The pizza delivery program is the newest of our operational initiatives. Although the results are preliminary, we have been experiencing 25% to 30% increases in prepared food sales upon the rollout of pizza delivery to a store. We converted an additional 50 stores to this program back in April, bringing our total to 274 stores delivering pizza. It is our intent to add another 57 stores to this program in July and another 50 stores later this fiscal year.

As you know, we have a strong track record of growing the business while also returning value to shareholders through a dividend. At its June Board meeting, the Board declared a quarterly dividend of $0.18 per share, which was a 9% increase from the year-end dividend amount of fiscal 2013. The dividend has doubled in the past five years and has a compound annual growth rate of more than 20% during this time.

In closing, despite the challenges this past year, we are very pleased with the performance of the Company in fiscal 2013. We are excited about our growth opportunities in fiscal 2014.

That completes our review for the quarter and year-end results. We will now take your questions.

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QUESTION AND ANSWER

Operator

(Operator Instructions) Irene Nattel, RBC Capital.

Irene Nattel—RBC Capital Markets—Analyst

Thanks and good morning everyone. I was just wondering; could you give us a little bit more color on the margin trends in the grocery segment? In other words, if we remove the impact of tobacco, what are you seeing in the rest of the categories?

Bill Walljasper—Casey’s General Stores, Inc.—SVP & CFO

I can tell you cigarettes over the last two quarters of fiscal 2013, Irene, have been off about 250 basis points. And that is directly related to the retail price adjustments that we took down throughout the fiscal year. Most of those occurred in October and November.

So as we look forward into fiscal 2014, we are going to obviously cycle over that towards the end of the second quarter, first part of the third quarter. So the margin differential impact will be a little bit less at that point.

But also keep in mind; I would like to remind everybody that in the first quarter of last year we did receive a $3.5 million benefit to the margin from the Illinois state tax. And that had to do with the fact that there was not a tax on the inventory of cigarettes at the stores and, therefore, we did receive a one-time benefit.

Irene Nattel—RBC Capital Markets—Analyst

That’s great, thank you. And so backing that out it implies that the balance of the categories you are seeing some nice margin delivery.

Bill Walljasper—Casey’s General Stores, Inc.—SVP & CFO

Yes, typically that is the case. Now sometimes we will be a little more promotional in certain aspects of the grocery and general merchandise. For instance, beer and beverages; this time of year we tend to be a little more promotional, which does impact the actual margin. But at the end of the day, we are trying to drive gross profit dollars.

So we are certainly anticipating some strong gross profit dollar movement in those two particular areas for fiscal 2014.

Irene Nattel—RBC Capital Markets—Analyst

That’s great, thank you. You mentioned where you stand on the coffee hedging. Could you tell us where you stand on cheese at this point?

Bill Walljasper—Casey’s General Stores, Inc.—SVP & CFO

Right now we are not locked in on our price of cheese. We are buying on the market, the spot market. As I mentioned, the cost is roughly about $2 a pound right now so when you look forward, Irene, from a comparative standpoint in the first quarter of last year we are comparing against a $2.11 per pound. In the second quarter it was $2.14 last year. So right now it is a little favorable comparison relative to a year ago.

Irene Nattel—RBC Capital Markets—Analyst

That’s great. And just one final one, if I might. Are you saying much, if any, impact from the dollar store cigarette initiative in your region?

Bill Walljasper—Casey’s General Stores, Inc.—SVP & CFO

Right now there is not necessarily a discernible difference. Certainly, the dollar stores are our competitor with respect to cigarettes. We certainly monitor them from a competitive landscape, but we haven’t seen anything at this point.

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JUNE 14, 2013 / 02:30PM GMT, CASY - Q4 2013 Casey’s General Stores Earnings Conference Call

Irene Nattel—RBC Capital Markets—Analyst

That’s great, thank you.

Operator

Kelly Bania, Bank of America Merrill Lynch.

Kelly Bania—BofA Merrill Lynch—Analyst

Hi, good morning. I was wondering if you could touch on the remodels. I think you said you were planning for 25 this year. When are those scheduled to roll out? And if you can just kind of remind us what the impact from — I think you ended up with more like 70 or 80 for the current year — what the comp impact was overall from those remodels.

And I think the returns — it sounds like the returns are coming in better now. Just kind of give us an update overall on the remodels.

Bill Walljasper—Casey’s General Stores, Inc.—SVP & CFO

Yes, the remodel, the 25 stores that we plan to do in fiscal 2014, all of those will be completed by the end of the second quarter our fiscal quarter. Many of those are under construction currently.

Last year, as you may recall, we did 75 remodels and we are certainly gaining traction with respect to the improvement in the returns. Illinois is kind of — it kind of threw a little bit of a wrench into it with that Illinois state tax that impacted. So as I mentioned, if you back out the stores, and there is like about 10 of them that we remodeled in the state of Illinois, the returns collectively of the remaining stores are in the low-double digits after-tax.

So we are encouraged by that. That would be in line with the returns in the second year of an acquisition, and that was the intent coming into the program to have at least that type of return in the second year. And so, as far as the comps, we don’t necessarily — I don’t think we have ever broken out specifically the comp lift that the remodels, but collectively if you look at the 24 hours, the remodeled stores, and the pizza delivery stores, those represent a little over half of the same-store sales lift that we had in fiscal 2013. And collectively we anticipate the same in 2014.

Kelly Bania—BofA Merrill Lynch—Analyst

That’s very helpful. The other question I wanted to ask was on the fuel saver program with Hy-Vee. It sounds like that is going well. I think you said that impacts about half the stores.

So I am just curious, any thoughts on how you think that is impacting gallons? And then if you think you are converting any of that to in-store traffic in that half of the stores?

Bill Walljasper—Casey’s General Stores, Inc.—SVP & CFO

Yes, absolutely. Certainly, you probably picked up on the same-store gallon goal that we have for fiscal 2014 is a little bullish relative to what we have been producing over the last several years. Obviously, one of the primary reasons is the fuel saver program that we implemented back in December.

Right now when you look at it we have roughly about 1,000 stores that are accepting the fuel saver program. But when you look at it from an analytical perspective, what we do is any store that has at least 10 transactions in the month we throw that into the fuel saver calculation. So we have about half hour stores that have at least 10 transactions per month.

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JUNE 14, 2013 / 02:30PM GMT, CASY - Q4 2013 Casey’s General Stores Earnings Conference Call

And so to kind of give your perspective what that means, for instance, in the month — like in the third quarter of our business these stores that had the fuel saver program same-store sales were about 3.5% to 4% positive; relative to the rest of the stores were down about 1.5%. And so that kind of trends forward here and we are gaining a lot of traction. As we go forward with this program the number of transactions has been increasing steadily since we started the program.

So that is one of the reasons we feel very optimistic about the same-store gallon movement for fiscal 2014. Now at this point right now we are not seeing a significant pickup inside traffic or sales relative to those stores that have fuel saver transactions, but certainly the opportunities are there. I mean for us to get them on our lot certainly is a big deal for us and we want to make sure that we take opportunities to try to convert them into some cross-sales.

Kelly Bania—BofA Merrill Lynch—Analyst

Great, that’s very helpful. Then if I can just squeeze in one last one on the gas margins. Can you just talk about what you are expecting for the RENs; how that is factoring into your goal of $0.15 for the year? Because it seems like if the RENs continue at the prices they are it could add more than $0.01, maybe $0.01 to $0.02 to your gas margins for the year.

So maybe you can just help us think about how you are looking at that?

Bill Walljasper—Casey’s General Stores, Inc.—SVP & CFO

Sure. And I will probably give you a longer answer than what you are looking for.

Kelly Bania—BofA Merrill Lynch—Analyst

That’s fine.

Bill Walljasper—Casey’s General Stores, Inc.—SVP & CFO

I think it is important for the investment community to understand that the processing of RENs is not a new endeavor for us. This all started back and the renewable fuel standard went into effect back in 2005. We started processing RENs — we developed our own internal accounting process that interfaces with the EPA to process the RENs back in 2007. So we have been doing this for quite a long time.

The only reason you have never heard us talk about it just hasn’t really been material because of the value of RENs. The amount of RENs has been relatively consistent that we have sold over the last three years. The range is probably about 42 million in a year up to about 43.8 million in a year, so that really hasn’t changed tremendously. We do see an uptick, however, slightly in Q1 and Q2 as we sell more gasoline in those periods.

So we have been processing for a while. Now the value of those RENs has escalated roughly about the start of the calendar year. As indicated in my opening comments, the average cost was about $0.46, $0.47 per REN currently. And you can go on to the Chicago Mercantile and look at the value. That value is just slightly over double that currently.

And so it is something that we believe is here to stay. It has been around for quite a long time, so we anticipate certainly an impact, a positive impact in fiscal 2014. We may not be — it is hard for us to predict what the value will be for the year, but certainly we are experiencing a strong impact here so far in Q1. We anticipate the impact to continue for basically most of the fiscal year.

Now we do cycle over some of the increased value in the fourth quarter, so maybe a little bit less impactful in Q4, but certainly prior to that we anticipate that. Hopefully that gives you some information there, some guidance there.

Kelly Bania—BofA Merrill Lynch—Analyst

That’s very helpful. Thank you.

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JUNE 14, 2013 / 02:30PM GMT, CASY - Q4 2013 Casey’s General Stores Earnings Conference Call

Operator

Bonnie Herzog.

Bonnie Herzog—Wells Fargo Securities—Analyst

Good morning, everyone. Hi, just have a quick follow-on question on the Hy-Vee deal. What are your plans for either increasing this program or implementing other reward programs during the peak summer selling season?

Bill Walljasper—Casey’s General Stores, Inc.—SVP & CFO

Well, as far as the Hy-Vee, the fuel saver program partnership with Hy-Vee, I mean we believe we have all of the stores that are potentially benefited from that up and operational. And to the extent that Hy-Vee continues to grow their business, we will continue to rollout more stores that may be affected.

And so from that perspective, obviously, we are trying to do it, and I am sure Hy-Vee as well is trying to do as much as they can to promote the program. But we have seen a nice increase over the last five months in the program with the number of transactions, and certainly we anticipate that to continue until we start cycling over that.

Now as far as other rewards programs, we tend to do different programs internally. Not quite to this extent, but obviously we have programs that try to drive repeat customers in our prepared food category.

Bonnie Herzog—Wells Fargo Securities—Analyst

Are there any specific programs you want to draw attention to or talk to us about as we head into this summer, supposedly, based on the weather?

Bill Walljasper—Casey’s General Stores, Inc.—SVP & CFO

Not in particular, nothing necessarily jumps out. We are always looking to drive — like right now we do have some promotional activity on some sports drinks currently, which is pretty common this time of year. We will try to drive sports drinks and different other packaged beverages.

But we certainly, as my comments indicated earlier, certainly anticipate to have a very good year in the packaged beverage area. Not only with respect to the promotions that we are looking to implement, but also the fact that we are rolling out stores that have larger cooler capacities and the beer vaults. So that is part of the reason we are optimistic in that area.

Bonnie Herzog—Wells Fargo Securities—Analyst

Okay. Then a question on what appears to be stepped-up pace of store openings. Could you talk through your thought process on this decision? And then the criteria you are going to be using to determine where these stores will be located, and then possibly more details on the stores in terms of size and offerings?

Bill Walljasper—Casey’s General Stores, Inc.—SVP & CFO

Yes, absolutely. Well, all the stores right now, Bonnie, that we are building or replacing will be one of two store designs. It is either a design that is a 4,200 square foot facility or a design that is about a 3,200 square foot facility. It is what we call an O Style store and a P Style store.

The P Style store is really geared for maybe a little bit lower population, maybe a less traffic count than the O Style. Typically they would only have four quads or four pump islands out in front, whereas the larger store footprint would usually have at least six, typically eight pump islands in front trying to certainly gear for higher traffic volume.

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JUNE 14, 2013 / 02:30PM GMT, CASY - Q4 2013 Casey’s General Stores Earnings Conference Call

Now as far as the rollout goes, as we indicated, we have about 52 stores that we have under contract to build going forward. That is in addition to the stores that we have under construction. We have 15 stores under construction right now. So a good share of those 52 will be open in fiscal 2014; however, some of them will be later in the year that won’t have necessarily a strong economic impact.

Again, the replacement stores, keep in mind when we replace a store that does not come through unit growth. We also take it out of the same-store calculation, but certainly it has a significant economic benefit that needs to be considered.

We typically see, on average, a lift in gallons of about 50% after we replace a store. We see a 50% lift in revenue in the grocery and general merchandise when we replace a store, and roughly about an 80% to 100% lift in prepared food sales. You roll all of that up and you see roughly about a 50% to 60% lift in cash flow on a replacement store after we replace it. So certainly it is pretty significant and that is why we continue that program.

Now to answer the part of your question about geography, a significant piece of these stores are going to be in some newer states but they are going to be all over. Not only in the new states — when I say that Arkansas, Tennessee, and Kentucky — but also infill within the remaining stores states as well.

Bonnie Herzog—Wells Fargo Securities—Analyst

Okay, thank you for that. Then just my final question is on cigarettes. They have certainly been a drag on your business in a lot of the C stores, so I am curious how you are handling the recent price increase by the manufacturers and how you expect this to impact your business near-term and then in the next several months?

And I am also curious how you have changed your tobacco sets, if at all, in terms of stocking other tobacco products and/or e-cigs.

Bill Walljasper—Casey’s General Stores, Inc.—SVP & CFO

Yes, well, the manufacturer increase is very recent here so I may not have specific information with respect to how we may be configuring the cigarette rack configuration. But, typically, when you have a situation like that from a manufacturing increase perspective we try to pass those through on the retail price. But as you know, sometimes from a competitive landscape that is not always the case.

Cigarettes are one of those products that is highly competitive. It arguably probably is the number two destination item within our convenience store and probably most convenience stores. So we feel it is very important to remain competitive and so we are taking a very strong look at competition to make adjustments accordingly.

Now, the other piece of your question about the e-cigarettes, we currently are selling those; have been selling them now for roughly three, four months. A little too early to tell how they are trending out, but certainly we are excited about that new product and certainly offer that product. And, hopefully, that will take off within the category. If it does, we will certainly call that out as one of the areas maybe moving the cigarette category.

Bonnie Herzog—Wells Fargo Securities—Analyst

Okay, thank you for that.

Bill Walljasper—Casey’s General Stores, Inc.—SVP & CFO

You are welcome.

Operator

Ben Brownlow, Raymond James.

Ben Brownlow—Raymond James—Analyst

Good morning. Just following up on Bonnie’s last question; will you have an inventory gain on cigarettes there?

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JUNE 14, 2013 / 02:30PM GMT, CASY - Q4 2013 Casey’s General Stores Earnings Conference Call

Bill Walljasper—Casey’s General Stores, Inc.—SVP & CFO

Will we have an inventory gain on cigarettes?

Ben Brownlow—Raymond James—Analyst

An inventory benefit from inventory on hand as manufacturers took the price increase?

Bill Walljasper—Casey’s General Stores, Inc.—SVP & CFO

Yes.

Ben Brownlow—Raymond James—Analyst

Okay. And just when I think about the land bank, obviously it is a strong number of assets that you have. Can you just give us some color on the acquisition environment at this point?

Bill Walljasper—Casey’s General Stores, Inc.—SVP & CFO

Yes, certainly the funnel is pretty full, Ben, I mean as indicated in the press release we do have 20 stores under written agreement. We should close on those; some of those will be later in the quarter and then some will trickle into the second quarter.

We are certainly under negotiations, as we always are, with a number of stores that really can talk about in great detail. But certainly we are pretty optimistic about the 4% to 6% unit growth this year. Obviously, when you look at what we have put out in the press release in conjunction with stores that we have opened, stores that are under construction, under contract, certainly off to a great start to the fiscal year.

Ben Brownlow—Raymond James—Analyst

And are those acquisitions — are they in new markets or are the fill-in markets?

Bill Walljasper—Casey’s General Stores, Inc.—SVP & CFO

These are fill-in.

Ben Brownlow—Raymond James—Analyst

Great, thank you.

Operator

Chuck Cerankosky, Northcoast Research.

Chuck Cerankosky—Northcoast Research—Analyst

Good morning, everyone. Wonder if you could comment, Bill, on what the product mix is telling you? Any favorable shift in that — more expensive beers, more items, etc.?

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JUNE 14, 2013 / 02:30PM GMT, CASY - Q4 2013 Casey’s General Stores Earnings Conference Call

Bill Walljasper—Casey’s General Stores, Inc.—SVP & CFO

As far as more expensive, like in the beer category, we continue to see traction like in the craft area of beers and that is still a very small piece of our beer category. Most of ours are in the Bud Light type category. But we are selling more and more larger packs and that is a result of the beer caves that we are rolling out in the new store constructions and the replacements. And so probably, if anything, that is where we are seeing some of our traction.

So that has helped. Obviously, it is a higher ring but it is a little bit lower margin item. But at the end of the day gross profit dollars is what we are trying to drive, so I would say that is probably the biggest thing to call out in the beer area.

With respect to other packaged beverages, it is kind of all over the board. That is an area that continues to evolve (technical difficulty). For us we just want to make sure that we have the appropriate shelf space to make sure that we can be flexible in making appropriate allocations of those products.

Chuck Cerankosky—Northcoast Research—Analyst

Okay. You had talked about this forward buy in coffee, Bill. How does that work with regard to all the gourmet coffees you might have? Is that a package — is that a purchase of raw beans that then go through additional processing, or do you sort of pre-buy the cross-section of flavors you sell?

Bill Walljasper—Casey’s General Stores, Inc.—SVP & CFO

It would be the first part of that and so we were fortunate there. You know coffee prices — anybody that is involved in the coffee market that has gone down over the last year-and-a-half and we saw an opportunity to lock in that price at a lower cost than what we had in fiscal 2013. And certainly we want to take advantage of that.

As far as the coffee price, it is about $0.32 below what it was a year ago and so when you roll that up you are talking about 10 to 15 basis points in the total prepared food margin in fiscal 2014. That is what the benefit would roll into roughly.

Chuck Cerankosky—Northcoast Research—Analyst

Do you anticipate any price reduction, selling price reduction in coffee?

Bill Walljasper—Casey’s General Stores, Inc.—SVP & CFO

We don’t anticipate that. I mean that is one of those key areas, or key products I should say, that we do pricing surveys on. And so to the extent — if the market were to go lower I mean we certainly would have to evaluate that, but right now our intent is not to lower the coffee prices.

Chuck Cerankosky—Northcoast Research—Analyst

Okay. Thank you very much.

Bill Walljasper—Casey’s General Stores, Inc.—SVP & CFO

Welcome.

Operator

John Lawrence, Stephens.

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JUNE 14, 2013 / 02:30PM GMT, CASY - Q4 2013 Casey’s General Stores Earnings Conference Call

John Lawrence—Stephens Inc.—Analyst

Good morning, guys. Bill, first of all, would you comment — to follow that last question, if you look at gross margins a little bit and your margin assumptions for 2014, walk us through it. You gave us a little bit there on the coffee.

How are you looking at that mix as far as the margin assumptions in relation? You gave us a little bit more on the gas margin thoughts, but on your food and grocery, how were you thinking about gross margins?

Bill Walljasper—Casey’s General Stores, Inc.—SVP & CFO

Yes, and I will walk through every category. Obviously on the gasoline side we are anticipating a pickup on the margin due to the positive benefit of the renewable energy numbers. Now as far as the grocery and general merchandise, when we look at that I mean probably the biggest aspect that is pulling that margin down is going to be the cigarette category.

It has been highly competitive and it seems like the retails have gravitated downward over the last year. I will say, though, they have stabilized. We saw, I would say, a very strong same-store movement in cigarettes in the past several months. We anticipate that continuing as we cycle over some of these price adjustments.

But certainly that is pulling the margin down. Right now, as I mentioned, over the last couple quarters it has been 250 basis points approximately downward movement in the cigarette margin. Obviously it’s a big piece of the grocery and general merchandise category.

As we walk through the year we tend to be a little more promotional on some of the packaged beverages in the summer months, so consequently we are giving up a little bit of margin to try to drive gross profit dollars. And so if you see a little bit of margin pullback it is probably related to those two areas. Then we cycle out of that in the back half of the year and, hopefully, have a little bit stronger margin in the first half of the year.

On the prepared food side, I mentioned the coffee benefit. Now to the extent — right now, if cheese kind of stabilizes through the first half, we should have a benefit on the cheese cost. Now the back half of the year, John, what we are comparing against in Q3 will be $1.93 and in Q4 the average cost of cheese in fiscal 2014 was $1.73.

So that is kind of how we see that there. Not to the extent that we continue to rollout pizza delivery 24 hours and we increase the contribution of whole pie sales within the category that will benefit the margin, and so that is something that everybody should be attuned to as we proceed throughout the fiscal year. That will benefit — pizza is a higher margin than the category as a whole.

Hopefully that gives you some perspective.

John Lawrence—Stephens Inc.—Analyst

Great, thanks. And second question, one of your new markets — I know your Northwest Arkansas, Kum & Go is competing with you head-to-head with a lot of new stores there. Can you tell us about sort of at the edges of the footprint how are those stores opening and what do you think about that market now? I know you opened a new one last week or so.

Bill Walljasper—Casey’s General Stores, Inc.—SVP & CFO

Yes, we feel really good about that market. In fact, all the new markets. And when I say new markets we are talking Arkansas, Tennessee, Kentucky, and North Dakota. We feel very good about all those markets and the opportunity that those areas present.

The stores specifically in Arkansas we have the most data on. They are performing out of the chutes at a very good, a very strong rate relative to the rest of the store base and so we are encouraged by that. Especially in the prepared food area; that seems to be well embraced by our customers down there.

And, yes, we do see Kum & Go in those market areas, but that is nothing new. We see them in our current market area or the core market areas as well.

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JUNE 14, 2013 / 02:30PM GMT, CASY - Q4 2013 Casey’s General Stores Earnings Conference Call

So we are excited about that opportunity and to the extent that the next probably to two three years or two to four years you will see a second distribution center, not — the location of which hasn’t been determined, but more than likely south and east of our current facility. Once that is up and operational I think that affords the opportunity for us to expand further into those newer markets in an efficient manner. So we are excited about what the future holds for Casey’s.

John Lawrence—Stephens Inc.—Analyst

Great, thanks. Good luck.

Operator

Ronald Bookbinder, Benchmark Company.

Ronald Bookbinder—The Benchmark Company—Analyst

Good morning. It seems that you are blending only about 30% of your fuel with which you can capture REN. Can you expand your splash blending to capture more RENs?

Bill Walljasper—Casey’s General Stores, Inc.—SVP & CFO

Really right now, Ron, I mean for us it is really primarily the state of Iowa. I mean the state of Iowa right now has a right to blend legislation, so it allows us the opportunity to buy ethanol and clear unleaded gas separately and then, as you indicated, splash blend those. And that would be the event that would detach the REN from the ethanol that will allow us the opportunity to sell that in the open market.

The other states that we operate we are forced to buy the product pre-blended and so we don’t have the opportunity there. So the only way to expand in any significant would be the fact that, like the fuel saver program we talked about earlier, many of those stores in the state of Iowa, as we gain traction in same-store gallon movement in the state of Iowa, certainly that will afford us an opportunity to sell more RENs in that program.

Ronald Bookbinder—The Benchmark Company—Analyst

And on the fuel saver program, do you expect fuel comps to be more front-end loaded until we anniversary the benefit from the Hy-Vee program sort of in the back of the year?

Bill Walljasper—Casey’s General Stores, Inc.—SVP & CFO

Yes, (inaudible) I would say that is correct. We will cycle that program. It started in December. It didn’t have a lot of — it took a while for it to gain traction. I still think we will see a benefit in Q4 relative to Q4 a year ago, but maybe not as significant as what we are going to see in the first three quarters of the fiscal year.

Ronald Bookbinder—The Benchmark Company—Analyst

Lastly, on the merchandise comp, can you give us a little color as to traffic versus ticket and how that was trending during the quarter?

Bill Walljasper—Casey’s General Stores, Inc.—SVP & CFO

Yes, I certainly can. When we look at the customer count, I will probably give it to you here over the last couple months. The last couple months, for instance, we were low-single digits. April was 1.5%; May was 3.5%. March actually was down.

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JUNE 14, 2013 / 02:30PM GMT, CASY - Q4 2013 Casey’s General Stores Earnings Conference Call

But keep in mind, Ron, I think we called this out in the 8-K for the same-store sales for March, we had a very different weather comparison in March. March a year ago was just, I will say, phenomenal weather relative to probably it couldn’t be more extreme this March. And that caused same-store customer count to be off significantly.

So we are typically — we are seeing now traction in same-store traffic getting closer to the mid-single digits. We are hopeful that will continue, especially in relationship to the Hy-Vee fuel saver program that we partnered.

Ronald Bookbinder—The Benchmark Company—Analyst

Okay, great. Thank you and good luck going forward.

Bill Walljasper—Casey’s General Stores, Inc.—SVP & CFO

You bet, thank you.

Operator

(Operator Instructions) Damian Witkowski, Gabelli & Company.

Damian Witkowski—Gabelli & Co.—Analyst

Thanks, good morning. Question, I know it has been just a few months, but if you look at e-cigs versus a regular cigarette customer do you actually make more money when you sell one of the e-cigs versus a pack of smokes? And then any thoughts on recurring buying from those customers?

Bill Walljasper—Casey’s General Stores, Inc.—SVP & CFO

Yes, we do make — from a gross profit dollar those are a little more profitable. The latter part of your question might be a little bit too early to tell as far as repeat customers. It depends kind of what brands they are purchasing. Some of those are rechargeable, some of those you can come in and buy a new battery for. So it might be a little too early to give you any type of accurate information with respect to the potential impact in that regard.

But to answer your question, yes, it is a little bit higher, higher ring and more profitable.

Damian Witkowski—Gabelli & Co.—Analyst

And, Bill, is it possible to say if it’s incremental customers or if it’s someone who has been smoking and trying to quit regular cigarettes?

Bill Walljasper—Casey’s General Stores, Inc.—SVP & CFO

It is hard to say. There is some indication that it might be an incremental customer. Many of the areas that we operate, probably similar to you, Damian, in your area, they have the smoke-free environments. The state of Iowa you can’t smoke in public areas and many communities are that way, so this is an alternative for those smokers to do that.

So I mean we had some very strong same-store movement in the month of May in cigarettes and part of it may be due to some of that. But it is a little too early to be too definite in that area, though. But it is something to keep an eye on and we will report on that as we move forward if there is any significant movement.

Damian Witkowski—Gabelli & Co.—Analyst

Okay. Then on your fuel saver program with Hy-Vee, have you said how much less you actually make per gallon with that program or is it about the same?

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JUNE 14, 2013 / 02:30PM GMT, CASY - Q4 2013 Casey’s General Stores Earnings Conference Call

Bill Walljasper—Casey’s General Stores, Inc.—SVP & CFO

I can tell you that our cost in that regard — the math for a customer, they can only fill 20 gallons up with their fuel saver and the cost for us is $0.0175 per gallon.

Damian Witkowski—Gabelli & Co.—Analyst

Okay. Then if you look at RENs again, just going back to that as it’s becoming more and more of a benefit to your earnings, does your competition in the smaller markets, do they have the same capability that you do?

Bill Walljasper—Casey’s General Stores, Inc.—SVP & CFO

One of two things — well, actually two things would have to happen for them to see the same type of benefit, Damian. One, they would have to have the ability to buy the ethanol and clear separately and then blend that themselves. I am sure some of our competition has that ability.

That is just one piece of it. You also need to have the accounting systems created to interface with the EPA to clear the REN. In other words, you have to certify that the REN is valid before you sell that.

We developed that program internally back in 2007. Even though it wasn’t material at that time, we figured we would do it and get the nominal benefit at that time. And so you have got to have those two aspects. I would say that in our market area there are a limited number of competitors that have the ability to process the volume that we do.

Damian Witkowski—Gabelli & Co.—Analyst

Okay. Then just lastly, on the M&A front, I mean as you have more of these more of convenience and fuel operators coming and getting spun off and they are looking for growth, are you seeing anything different on the competition front as you bid for deals? Even in smaller deals, more competitors in those?

Also, lastly as well, I know you looked at it in the past and you haven’t — obviously didn’t take think it made sense, but any more thoughts on a REIT structure?

Bill Walljasper—Casey’s General Stores, Inc.—SVP & CFO

The first part of your question there, as far as additional competition for acquisitions, we haven’t seen anything at this point. Typically, we would see competition for an acquisition when it comes to a little bit larger deal, more stores, and probably a little bit larger community.

We don’t see a tremendous amount of competition when we are purchasing kind of the smaller chains or the one-offs in some of the smaller communities. So we have not seen anything in that regard.

Now to the second part of your question with the REIT, I think you were the one, Damian, that asked the question a few quarters ago. As far as the REIT structure goes, it’s one of those things I am not sure it is necessarily a viable alternative for us.

Keep in mind, though, the Board will evaluate strategic alternatives on a periodic basis. That doesn’t necessarily mean that we are actively pursuing those, but certainly as we get questions more and more about like a REIT structure or an MLP structure or even new products that maybe some of our competition has introduced that seem to be working for them, we do get questions about those. And so to that extent we do some due diligence in looking at those and evaluating those to see if they make sense.

So, from our perspective, we are not actively pursuing a REIT structure at this point. That doesn’t necessarily say that that wouldn’t be the case down the road if circumstances change.

Damian Witkowski—Gabelli & Co.—Analyst

Thanks, Bill.

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JUNE 14, 2013 / 02:30PM GMT, CASY - Q4 2013 Casey’s General Stores Earnings Conference Call

Operator

(Operator Instructions) Fred Speece, Speece Thorson Capital Group.

Fred Speece—Speece Thorson Capital Group—Analyst

Yes, Bill, could you break down the CapEx between acquisition and brick-and-mortar?

Bill Walljasper—Casey’s General Stores, Inc.—SVP & CFO

You bet, Fred. I will give it here. The new construction was about $103 million, acquisitions were about $66 million, replacement stores were $55 million, major remodels were $38 million, transportation division was $15 million, information systems was about another $15 million, and the remaining piece would be just kind of a general maintenance.

Fred Speece—Speece Thorson Capital Group—Analyst

Great, thanks very much.

Bill Walljasper—Casey’s General Stores, Inc.—SVP & CFO

Welcome.

Operator

Ladies and gentlemen, that is all the time we have for questions today. I would now like to turn the call over to Bill Walljasper for closing remarks. Please go ahead.

Bill Walljasper—Casey’s General Stores, Inc.—SVP & CFO

Thank you. I would like to thank everybody for taking the time to join us this morning and look forward to talking to you in the future. Have a great weekend.

Operator

Thank you, Bill. Thank you all for joining, ladies and gentlemen. This concludes the presentation. You may now disconnect. Have a good day.

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.JUNE 14, 2013 / 02:30PM GMT, CASY - Q4 2013 Casey’s General Stores Earnings Conference Call

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